Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FOURTH QUARTER 2020 RESULTS AND RECENT DEVELOPMENTS

Completed a $510 Million Acquisition in January 2021

Completed $98 Million in New Investments in Q4

Issued $153 Million of Equity in Q4

Issued $700 Million 3.375% Notes due 2031 in Q4

HUNT VALLEY, MARYLAND – February 4, 2021 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) today announced its results for the quarter and the year ended December 31, 2020.  The Company reported net income for the quarter of $63.1 million or $0.27 per common share. The Company also reported NAREIT Funds From Operations (“NAREIT FFO”) for the quarter of $173.3 million or $0.73 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $192.5 million or $0.81 per common share, and Funds Available for Distribution (“FAD”) of $182.9 million.

NAREIT FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” on the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased to finish an unprecedented year with strong quarterly AFFO and FAD, as well as continued excellent rent collections.  Furthermore, we are excited to announce a new relationship with Brookdale, a leading operator of senior living communities, through our acquisition of 24 facilities for $510 million from Healthpeak Properties in January.  We also took advantage of strong capital markets in the quarter to issue both debt and equity to enhance our balance sheet and fund acquisitions.”

Mr. Pickett continued, “Our operators continue to perform admirably in protecting residents.  Despite a meaningful spike in COVID cases within communities nationwide during the holidays, through their enhanced infection control protocols and the continued diligence of their staff, many of our operators were able to significantly limit the increase in cases within our facilities.  The efforts of both federal and state governments, including to grant priority access to vaccines for residents and staff, have highlighted their understanding of the vital role skilled nursing and assisted living facilities play within the healthcare continuum.  With both occupancy and facility costs meaningfully impacted by the pandemic, we are hopeful that this support will remain forthcoming as the industry continues to focus on protecting their frail and vulnerable residents.”

Mr. Pickett concluded, “We would once again like to highlight the remarkable efforts of our operators and their heroic employees, who risk their own health and that of their families to bravely protect and care for their residents, and we thank them wholeheartedly for their endeavors.”

2021 RECENT DEVELOPMENTS AND 2020 FOURTH QUARTER HIGHLIGHTS

In Q1 2021, the Company…

●	declared a $0.67 per share quarterly common stock dividend.
●	sold 5 held for sale assets for $76 million in cash proceeds, generating a $71 million gain.
●	completed a $510 million acquisition.
●	collected over 99% of contractual rent and mortgage payments for the month of January (when excluding Daybreak, which is transitioning its portfolio pursuant to a forbearance agreement).
●	was included in the 2021 Bloomberg Gender-Equality Index.

In Q4 2020, the Company…

●	collected over 99% of fourth quarter contractual rent and mortgage payments (when excluding Daybreak).
●	issued $700 million aggregate principal amount of 3.375% Senior Notes due 2031.
●	issued $153 million in equity through its equity shelf program.
●	sold 16 facilities for $64 million in cash proceeds, generating $5 million in gains.
●	completed $78 million of new investments.
●	invested $19 million in capital renovation and construction-in-progress projects.
●	announced the reinstatement of its dividend reinvestment and stock purchase plan.
●	paid a $0.67 per share quarterly common stock dividend.

In Q3 2020, the Company…

●	collected over 99% of third quarter contractual rent and mortgage payments (when excluding Daybreak).
●	sold 6 facilities and a land parcel for $61 million in cash, recognizing a loss of $0.7 million.
●	invested $22 million in capital renovation and construction-in-progress projects.
●	revised its revenue recognition accounting treatment related to operators with going concern disclosures.
●	paid a $0.67 per share quarterly common stock dividend.

In Q2 2020, the Company…

●	collected over 99% of second quarter contractual rent and mortgage payments (when excluding Daybreak).
●	sold 7 facilities for $38 million in cash, generating $13 million in gains.
●	completed $50 million of new investments.
●	invested $31 million in capital renovation and construction-in-progress projects.
●	repaid $300 million in credit facility borrowings.
●	paid a $0.67 per share quarterly common stock dividend.

In Q1 2020, the Company…

●	suspended its dividend reinvestment and stock purchase plan.
●	sold six facilities for $18 million in cash proceeds, generating $2 million in gains.
●	completed $19 million of new investments.
●	invested $39 million in capital renovation and construction-in-progress projects.
●	borrowed $300 million on credit facility for potential liquidity needs.
●	paid a $0.67 per share quarterly common stock dividend.

NET INCOME

The Company reported net income of $63.1 million, or $0.27 per common share, on revenues of $263.8 million for the quarter ended December 31, 2020.   This compares to net income of $61.1 million, or $0.27 per common share, on revenues of $246.7 million, for the same period in 2019.

The Company reported net income of $163.5 million, or $0.70 per common share, on revenues of $892.4 million for the year ended December 31, 2020.  This compares to net income of $351.9 million, or $1.58 per common share, on revenues of $928.8 million, for the same period in 2019.

The year-over-year decrease in net income was primarily due to (i) a $135.5 million write-off of non-cash revenue (primarily straight-line revenue), (ii) a $36.6 million reduction in gains on the sale of assets, (iii) $38.0 million in provision for credit losses, (iv) a $28.2 million increase in depreciation and amortization expense from new investments, (v) a net increase of $16.2 million of impairments on direct financing leases and real estate properties, (vi) a $14.2 million increase in interest expense and (vii) a $13.3 million increase in loss on debt extinguishment.  The decrease in net income was offset by (i) a $60.3 million increase in rental income from the $735 million Encore portfolio acquisition completed on October 31, 2019, (ii) a $17.8 million increase in rental income from the $655 million MedEquities Realty Trust, Inc. (“MedEquities”) merger on May 17, 2019, (iii) a $13.8 million increase of non-recurring revenue, and (iv) a $3.1 million decrease of acquisition, merger and transition related costs.

FOURTH QUARTER 2020 RESULTS

Revenues – Revenues for the quarter ended December 31, 2020 totaled $263.8 million, which included $11.9 million of non-cash revenue, $3.1 million of real estate tax and ground rents, $4.3 million of non-recurring revenue, and a $2.1 million write-off of non-cash revenue (primarily straight-line revenue).

Expenses – Expenses for the quarter ended December 31, 2020 totaled $192.5 million, consisting of $82.6 million of depreciation and amortization expense, $56.0 million of interest expense, $28.8 million of impairment on real estate properties, $10.4 million of general and administrative (“G&A”) expense, $4.4 million of stock-based compensation expense, $4.4 million in provision for credit losses, $3.2 million of real estate tax and ground lease expense, $2.7 million of amortized deferred financing costs, $2.0 million of acquisition, merger and transition related costs offset by a $2.0 million recovery on direct financing leases.

Other Income and Expense – Other income and expense for the quarter ended December 31, 2020 was a net expense of $7.4 million, primarily consisting of $12.4 million charge related to debt extinguishment offset by a $5.2 million gain on assets sold.

Funds From Operations – NAREIT FFO for the quarter ended December 31, 2020 was $173.3 million, or $0.73 per common share, on 237 million weighted-average common shares outstanding, compared to $175.5 million, or $0.77 per common share, on 228 million weighted-average common shares outstanding, for the same period in 2019.

The $173.3 million of NAREIT FFO includes $12.4 million in loss on debt extinguishment, $4.4 million of non-cash stock-based compensation expense, $4.4 million in provision for credit losses, a $2.1 million write-off of non-cash revenue (primarily straight-line revenue), $2.0 million of acquisition, merger and transition related costs offset by $4.3 million of non-recurring revenue and a $2.0 million recovery on direct financing leases.

The $175.5 million of NAREIT FFO for the quarter ended December 31, 2019 includes $3.8 million of non-cash stock-based compensation expense, $0.2 million write-off of non-cash revenue (primarily straight-line revenue) and $0.2 million of impairment on direct financing leases offset by $1.4 million of non-recurring revenue.

Adjusted FFO was $192.5 million, or $0.81 per common share, for the quarter ended December 31, 2020, compared to $178.3 million, or $0.78 per common share, for the same quarter in 2019. For further information, see the “Funds From Operations” schedule below and on the Company’s website.

2020 ANNUAL RESULTS

Revenues and Expenses – Revenues for the year ended December 31, 2020 totaled $892.4 million, which included $40.7 million of non-cash revenue, $12.6 million of real estate tax and ground rents, $16.2 million of non-recurring revenue offset by a write-off of $146.6 million in uncollectible accounts (primarily straight-line revenue) due to placing four operators on a cash basis for purposes of revenue recordation resulting from substantial doubt about their ability to continue as going concerns.

Expenses for the year ended December 31, 2020 totaled $734.9 million, consisting of $329.9 million of depreciation and amortization expense, $213.3 million of interest expense, $72.5 million of impairment on real estate properties, $39.6 million of G&A expense, $38.0 million in provision for credit losses based on a new accounting standard adopted January 1, 2020, $18.8 million of stock-based compensation expense, $13.8 million of real estate tax and ground lease expense, $10.1 million of amortized deferred financing costs, $2.0 million in acquisition, merger and transition related costs offset by a $3.1 million recovery on direct financing leases.

Other Income and Expense – Other income and expense for the year ended December 31, 2020 was net income of $4.9 million primarily consisting of $13.3 million in charges on debt extinguishment offset by $19.1 million of gains on assets sold.

Funds From Operations – NAREIT FFO for the year ended December 31, 2020 was $555.9 million, or $2.36 per common share, on 235 million weighted-average common shares outstanding, compared to $640.0 million, or $2.88 per common share on 222 million weighted-average common shares outstanding, for the same period in 2019.

The $555.9 million of NAREIT FFO includes $146.6 million write-off of non-cash revenue (primarily straight-line revenue), $39.6 million of provision for credit losses, $18.8 million of non-cash stock-based compensation expense, $15.8 million of loss on debt extinguishment, $2.0 million of acquisition, merger and transition related costs, and $0.9 million in severance expense offset by $16.2 million of non-recurring revenue and a $3.1 million recovery on direct financing leases.

The $640.0 million of NAREIT FFO for the year ended December 31, 2019 includes $14.9 million of non-cash stock-based compensation expense, a $11.1 million write-off of non-cash revenue (primarily straight-line revenue), $7.9 million of impairments on direct financing leases, $5.1 million of merger costs related to the May 2019 acquisition of MedEquities, $2.0 million of loss on debt extinguishment related to an unconsolidated joint venture, $1.7 million of restructuring costs and a $1.1 million one-time lease termination payment offset by $2.4 million of non-recurring revenue.

Adjusted FFO was $760.4 million, or $3.23 per common share, for the year ended December 31, 2020, compared to $681.4 million, or $3.07 per common share, for 2019.  For further information, see the “Funds From Operations” schedule below and the Company’s website.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – The Company reinstated its Dividend Reinvestment and Common Stock Purchase Plan on December 17, 2020 after temporarily suspending it on March 23, 2020.  During the quarter ended December 31, 2020, the Company sold 4.2 million shares of its common stock, generating $153.1 million of gross proceeds, under its Equity Shelf Program:

	Equity Shelf (At-the-Market) Program for 2020
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	49	-	-	4,172	4,221
Average price per share	$41.05	$-	$-	$36.69	$36.74
Gross proceeds	$2,000	$-	$-	$153,069	$155,069

	Dividend Reinvestment and Common Stock Purchase Plan for 2020
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	90	-	-	-	90
Average price per share	$41.80	$-	$-	$-	$41.80
Gross proceeds	$3,747	$-	$-	$-	$3,747

$700 Million Senior Notes – On October 9, 2020, the Company issued $700 million aggregate principal amount of its 3.375% Senior Notes due 2031. The notes were sold at a public offering price of 98.249% of their face value before the underwriters’ discount. The Company’s net proceeds from the offering were used to partially repay outstanding borrowings under the Company’s revolving credit facility and term loans.

In conjunction with the repayments on the term loans, the Company settled several interest-rate swaps with an aggregate notional value of $275 million and paid the Company’s swap counterparties approximately $11 million.  The settlements of the swaps were recorded as interest – refinancing costs on the Company’s income statement.

2021 RECENT AND 2020 FOURTH QUARTER PORTFOLIO

Q1 2021 Portfolio Activity:

$510 Million Acquisition – On January 20, 2021, the Company acquired 24 senior living facilities from Healthpeak Properties, Inc. (NYSE: PEAK) for $510 million. The acquisition included the assumption of an in-place master lease with Brookdale Senior Living (NYSE: BKD).  The master lease has 2021 contractual rent of $43.5 million with a 2.4% annual escalator, and includes 24 facilities representing 2,552 operating units located in Arizona (1), California (1), Florida (1), Illinois (1), New Jersey (1), Oregon (6), Pennsylvania (1), Tennessee (1), Texas (6), Virginia (1), and Washington (4).

Q4 2020 Portfolio Activity:

$98 Million of New Investments – In the fourth quarter of 2020, the Company completed approximately $78.4 million of new investments and $19.4 million in capital renovations and new construction projects consisting of the following:

$78.4 Million Acquisition – On November 1, 2020, the Company acquired six skilled nursing facilities (“SNFs”) and one assisted living facility (“ALF”) located in Virginia from an unrelated third party for approximately $78.4 million. The seven facilities with 876 beds were added to an existing operator’s master lease with an initial annual cash yield of 9.5% with 2.0% annual escalators.

$19.4 Million of New Investments – In the fourth quarter of 2020, the Company invested $19.4 million under its capital renovation and construction-in-progress programs.

Asset Sales and Impairments:

$64 Million in Asset Sales – In the fourth quarter of 2020, the Company sold 16 facilities for $63.7 million in cash, recognizing a gain of approximately $5.2 million.  Twelve of the assets were previously classified as held for sale.

Impairments and Assets Held for Sale – During the fourth quarter of 2020, the Company recorded  a net impairment charge of $28.8 million to reduce the net book values on seven properties to their estimated fair values or expected selling prices.

As of December 31, 2020, the Company had 22 properties classified as assets held for sale, totaling approximately $81.5 million. On February 2, 2021, the Company sold 5 of the 22 held for sale assets (valued at $5.2 million at December 31, 2020) for $75.8 million in cash and expects to recognize a Q1 2021 gain of approximately $70.6 million from this sale.

BALANCE SHEET AND LIQUIDITY

As of December 31, 2020, the Company had $5.2 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.2%.  The Company’s indebtedness consisted of an aggregate principal amount of $4.6 billion of senior unsecured notes, $186.7 million of unsecured term loans, $369.5 million of secured debt and £74.0 million (USD equivalent $101.2 million) of borrowings outstanding under its unsecured revolving credit facility.  Total cash and cash equivalents were $163.5 million as of December 31, 2020, and the Company had $1.1 billion of undrawn capacity on its unsecured credit facility revolver.

CFO COMMENTS

Bob Stephenson, Omega’s Chief Financial Officer, commented, “In October, we continued to improve our balance sheet with a $700 million senior unsecured notes offering. We were able to repay approximately $700 million of variable rate debt maturing in the next two years with 10-year fixed-rate paper, reducing our December 31st variable rate debt balance to approximately $240 million. The 3.375% coupon was the lowest 10-year coupon ever issued by Omega.”

Mr. Stephenson continued, “Our bond deal was leverage-neutral and allowed us to repay all of our US dollar LIBOR-based revolving credit facility debt.  In addition, we continued to lower our leverage in the fourth quarter with ATM share issuances and increased our balance sheet cash to help finance the Brookdale portfolio acquisition from Healthpeak in January 2021.”

DIVIDENDS

On January 28, 2021, the Board of Directors declared a common stock dividend of $0.67 per share, to be paid February 16, 2021 to common stockholders of record as of the close of business on February 8, 2021.

TAX TREATMENT FOR 2020 DIVIDENDS

On February 14, 2020, May 15, 2020, August 14, 2020 and November 16, 2020, the Company paid dividends to its common stockholders in the per share amounts of $0.67 for stockholders of record on January 31, 2020, April 30, 2020, July 31, 2020 and November 2, 2020, respectively. The Company has determined the tax treatment for the dividends is as follows:

Dividend Payment Date	% Taxable as Ordinary Income	% Taxable as Return of Capital	% Taxable as Capital Gain
February 14, 2020	73.1865%	24.3812%	2.4323%
May 15, 2020	73.1865%	24.3812%	2.4323%
August 14, 2020	73.1865%	24.3812%	2.4323%
November 16, 2020	73.1865%	24.3812%	2.4323%

ESG

As previously reported, on January 27, 2021, Omega was named one of 380 companies across 11 sectors included in the 2021 Bloomberg Gender-Equality Index (“GEI”).  The GEI brings transparency to gender-related practices and policies at publicly listed companies, increasing the breadth of environmental, social, and governance (“ESG”) data available to investors. The GEI scoring methodology allows investors to assess company performance and compare across industry peer groups. The reference index measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.

2021 GUIDANCE

Given the continued uncertainty related to the COVID-19 pandemic, its impact on the financial performance of the Company’s operators and the extent of future necessary government support to the operators, the Company will not be providing 2021 earnings guidance.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, February 5, 2021 at 10 a.m. Eastern time to review the Company’s 2020 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2020 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of novel coronavirus (“COVID-19”) on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by operators of SNFs and “ALFs” in connection therewith, the ability of operators to comply with new infection control and vaccine protocols, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to us; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of our operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of our operators that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the SEC.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$8,702,154	$8,985,994
Less accumulated depreciation	(1,996,914)	(1,787,425)
Real estate investments – net	6,705,240	7,198,569
Investments in direct financing leases – net	10,764	11,488
Mortgage notes receivable – net	885,313	773,563
	7,601,317	7,983,620
Other investments – net	467,442	419,228
Investments in unconsolidated joint ventures	200,638	199,884
Assets held for sale – net	81,452	4,922
Total investments	8,350,849	8,607,654

Cash and cash equivalents	163,535	24,117
Restricted cash	4,023	9,263
Contractual receivables – net	10,408	27,122
Other receivables and lease inducements	234,666	381,091
Goodwill	651,737	644,415
Other assets	82,231	102,462
Total assets	$9,497,449	$9,796,124

LIABILITIES AND EQUITY
Revolving line of credit	$101,158	$125,000
Term loans – net	186,349	804,738
Secured borrowings	369,524	389,680
Senior notes and other unsecured borrowings – net	4,512,221	3,816,722
Accrued expenses and other liabilities	280,824	312,040
Deferred income taxes	10,766	11,350
Total liabilities	5,460,842	5,459,530

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, unissued	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 231,199 shares as of December 31, 2020 and 226,631 as of December 31, 2019	23,119	22,663
Common stock – additional paid-in capital	6,152,887	5,992,733
Cumulative net earnings	2,594,735	2,463,436
Cumulative dividends paid	(4,916,097)	(4,303,546)
Accumulated other comprehensive loss	(12,768)	(39,858)
Total stockholders’ equity	3,841,876	4,135,428
Noncontrolling interest	194,731	201,166
Total equity	4,036,607	4,336,594
Total liabilities and equity	$9,497,449	$9,796,124

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Rental income	$224,080	$212,175	$740,815	$791,168
Real estate tax and ground lease income	3,089	2,437	12,612	12,908
Income from direct financing leases	258	259	1,033	1,036
Mortgage interest income	24,044	19,780	89,422	76,542
Other investment income	11,994	10,364	44,864	43,400
Miscellaneous income	320	1,653	3,635	3,776
Total revenues	263,785	246,668	892,381	928,830

Expenses
Depreciation and amortization	82,623	80,498	329,924	301,683
General and administrative	10,381	9,917	39,619	41,790
Real estate tax and ground lease expense	3,230	3,442	13,764	16,141
Stock-based compensation expense	4,442	3,840	18,822	14,871
Acquisition, merger and transition related costs	1,956	43	2,018	5,115
Impairment on real estate properties	28,762	35,719	72,494	45,264
(Recovery) impairment on direct financing leases	(2,003)	217	(3,079)	7,917
Provision for credit losses	4,420	—	37,997	—
Interest expense	55,981	52,793	213,313	199,151
Interest – amortization of deferred financing costs	2,692	2,811	10,076	9,564
Total expenses	192,484	189,280	734,948	641,496

Other (expense) income
Interest and investment (expense) income	(282)	735	(957)	856
Loss on debt extinguishment	(12,444)	—	(13,340)	—
Realized gain (loss) on foreign exchange	128	104	78	(42)
Gain on assets sold - net	5,181	2,893	19,113	55,696
Total other (expense) income	(7,417)	3,732	4,894	56,510

Income before income tax expense & income from unconsolidated joint ventures	63,884	61,120	162,327	343,844
Income tax expense	(2,299)	(893)	(4,925)	(2,844)
Income from unconsolidated joint ventures	1,489	919	6,143	10,947
Net income	63,074	61,146	163,545	351,947
Net income attributable to noncontrolling interest	(1,678)	(1,606)	(4,218)	(10,824)
Net income available to common stockholders	$61,396	$59,540	$159,327	$341,123

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.27	$0.27	$0.70	$1.60
Diluted:
Net income	$0.27	$0.27	$0.70	$1.58
Dividends declared per common share	$0.67	$0.67	$2.68	$2.65

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net income	$63,074	$61,146	$163,545	$351,947
Deduct gain from real estate dispositions	(5,181)	(2,893)	(19,113)	(55,696)
Add back loss (deduct gain) from real estate dispositions of unconsolidated joint ventures	544	—	(5,894)	(9,345)
Sub-total	58,437	58,253	138,538	286,906
Elimination of non-cash items included in net income:
Depreciation and amortization	82,623	80,498	329,924	301,683
Depreciation - unconsolidated joint ventures	3,439	1,625	14,000	6,513
Add back non-cash provision for impairments on real estate properties	28,762	35,719	72,494	45,264
Add back unrealized loss (gain) on warrants	61	(580)	988	(410)
NAREIT funds from operations (“NAREIT FFO”)	$173,322	$175,515	$555,944	$639,956

Weighted-average common shares outstanding, basic	228,785	219,668	227,741	213,404
Restricted stock and PRSUs	1,761	1,977	1,239	1,753
Net forward share contract	—	397	—	179
Omega OP Units	6,263	5,938	6,124	6,789
Weighted-average common shares outstanding, diluted	236,809	227,980	235,104	222,125

NAREIT funds from operations available per share	$0.73	$0.77	$2.36	$2.88

Adjustments to calculate adjusted funds from operations:
NAREIT FFO	$173,322	$175,515	$555,944	$639,956
Add back
Uncollectible accounts receivable (1)	2,107	150	146,608	11,120
Provision for credit losses	4,420	—	37,997	—
Stock-based compensation expense	4,442	3,840	18,822	14,871
Loss on debt extinguishment	12,444	—	13,340	—
Severance	—	—	853	—
Acquisition, merger and transition related costs	1,956	43	2,018	5,115
Restructuring costs	—	21	—	1,683
Non-recurring lease termination payment	—	—	—	1,118
Deduct
Non-recurring revenue	(4,260)	(1,437)	(16,201)	(2,409)
(Recovery) impairment for direct financing leases	(2,003)	217	(3,079)	7,917
Add back unconsolidated JV related
Uncollectible accounts receivable	—	—	1,584	—
Loss on debt extinguishment	68	—	2,493	2,014
Adjusted funds from operations (“AFFO”)	$192,496	$178,349	$760,379	$681,385

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,670	$2,788	$9,986	$9,467
Capitalized interest	(321)	(3,341)	(10,029)	(13,876)
Non-cash revenues	(11,923)	(14,096)	(40,709)	(60,861)
Funds available for distribution (“FAD”)	$182,922	$163,700	$719,627	$616,115

(1)	Straight-line accounts receivable write-off recorded as a reduction to Rental income.

NAREIT Funds From Operations (“NAREIT FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports NAREIT FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, NAREIT FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that NAREIT FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as NAREIT FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, provisions for uncollectible accounts, provisions for current expected credit losses, severance, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the NAREIT definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of December 31, 2020
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (2)	Beds (2)
Real estate investments (1)	883	$8,712,918	91%	892	89,609
Mortgage notes receivable	62	885,313	9%	57	6,173
	945	$9,598,231	100%	949	95,782
Assets held for sale	22	81,452
Total investments	967	$9,679,683

	As of December 31, 2020
		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (2)	Beds (2)	($000’s)
SNFs/Transitional care	813	$7,975,076	83%	820	87,694	$91
Senior housing (3)	132	1,623,155	17%	129	8,088	$201
	945	$9,598,231	100%	949	95,782	$100
Assets held for sale	22	81,452
Total investments	967	$9,679,683

(1) Includes one asset under a direct financing lease totaling $10.8 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000’s)

Revenue by Investment Type	Three Months Ended		Year Ended
	December 31, 2020		December 31, 2020
Rental property (1)	$224,338	85%	$741,848	84%
Real estate tax and ground lease income	3,089	1%	12,612	1%
Mortgage notes	24,044	9%	89,422	10%
Other investment income and miscellaneous income - net	12,314	5%	48,499	5%
	$263,785	100%	$892,381	100%

Revenue by Facility Type	Three Months Ended		Year Ended
	December 31, 2020		December 31, 2020
SNFs/Transitional care	$211,197	80%	$710,255	80%
Senior housing	37,185	14%	121,015	14%
Real estate tax and ground lease income	3,089	1%	12,612	1%
Other	12,314	5%	48,499	5%
	$263,785	100%	$892,381	100%

(1) Includes one asset under a direct financing lease totaling $0.3 million and $1.0 million for the three and twelve months ended December 31, 2020, respectively.

	As of	2020 Q4	% of Total
	December 31, 2020	Annualized	Annualized
Rent/Interest Concentration by Operator ($000’s)	# of	Contractual	Contractual
	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	65	$96,732	10.1%
Consulate	80	86,253	9.0%
CommuniCare	45	62,786	6.5%
Genesis	51	61,904	6.4%
Maplewood	15	59,011	6.1%
Saber	54	55,382	5.8%
Agemo	54	51,611	5.4%
HHC	44	37,391	3.9%
Guardian	35	36,326	3.8%
Nexion	45	32,630	3.4%
Remaining Operators (3)	460	381,268	39.6%
	948	$961,294	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building.

	As of December 31, 2020
Geographic Concentration by Investment ($000’s)	Total # of	Total	% of Total
	Properties (1)	Investment (1)(2)	Investment
Florida	128	$1,400,648	14.6%
Texas	116	858,936	8.9%
Michigan	49	663,640	6.9%
Indiana	70	639,590	6.6%
Pennsylvania	53	567,530	5.9%
California	52	562,581	5.8%
Ohio	42	532,815	5.5%
Virginia	27	397,574	4.1%
North Carolina	40	345,991	3.6%
New York	1	332,721	3.5%
Remaining 30 states	310	2,882,991	30.0%
	888	9,185,017	95.4%
United Kingdom	57	442,248	4.6%
	945	$9,627,265	100.0%

(1) Excludes 22 properties with total investment of $81.5 million classified as assets held for sale.

(2) Excludes $29 million provision for credit losses.

	As of December 31, 2020
Operating Lease Expirations & Loan Maturities ($000's) (1)	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2021	$3,543	$2,944	$6,487	0.7%
2022	37,641	4,198	41,839	4.4%
2023	5,295	780	6,075	0.6%
2024	9,854	2,911	12,765	1.3%
2025	12,764	5,387	18,151	1.9%

(1) Based on annualized 4th quarter 2020 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended.  We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /
	Medicaid	Insurance	Private / Other
Three-months ended September 30, 2020	51.6%	37.2%	11.2%
Three-months ended June 30, 2020	52.4%	36.4%	11.2%
Three-months ended March 31, 2020	52.6%	35.7%	11.7%
Three-months ended December 31, 2019	52.7%	34.6%	12.7%
Three-months ended September 30, 2019	53.4%	33.4%	13.2%

(1) Excludes all facilities considered non-core.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)

Twelve-months ended September 30, 2020	80.1%	1.87x	1.51x
Twelve-months ended June 30, 2020	82.2%	1.84x	1.48x
Twelve-months ended March 31, 2020	83.6%	1.68x	1.32x
Twelve-months ended December 31, 2019	83.6%	1.64x	1.29x
Twelve-months ended September 30, 2019	83.4%	1.66x	1.30x

(1)	Excludes all properties considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of December 31, 2020:

	Unsecured Debt
Debt Maturities ($000’s)	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Subordinated Notes (3)	Secured Debt	Total Debt Maturities
2021	$101,158	$—	$20,000	$2,275	$123,433
2022	186,700	—	—	—	186,700
2023	—	700,000	—	—	700,000
2024	—	400,000	—	—	400,000
2025	—	400,000	—	—	400,000
2026	—	600,000	—	—	600,000
Thereafter	—	2,450,000	—	367,249	2,817,249
	$287,858	$4,550,000	$20,000	$369,524	$5,227,382

(1) The Line of Credit and Term Loans borrowings can be extended into 2022. The $187 million is comprised of a: £100 million term loan (equivalent to $137 million), $50 million term loan to Omega’s operating partnership and excludes $0.4 million net deferred financing costs related to the term loans.

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.1 million of fair market valuation adjustments.

The following table presents investment activity:

	Three Months Ended		Year Ended
Investment Activity ($000's)	December 31, 2020		December 31, 2020
	$ Amount	%	$ Amount	%
Real property	$78,434	80.2%	$104,340	40.1%
Construction-in-progress	12,800	13.1%	65,031	25.0%
Capital expenditures	6,564	6.7%	47,576	18.3%
Mortgages	—	—%	43,150	16.6%
Other	—	—%	—	—%
Total	$97,798	100.0%	$260,097	100.0%